Exhibit 99.1

On February 26, 2014, our 2013 annual meeting of stockholders was reconvened. All of the proposed charter changes were affirmed with at least 471 million votes, or 88% of the votes cast (approximately 52% of the outstanding shares).

Dear Stockholder:

If you remember, in 2013, the Board of Directors reviewed our governing documents in light of the potential range of alternatives our long-term strategy could produce. The Board concluded, from this review, that our charter was unduly restrictive and may ultimately limit our ability to execute on certain of these strategic alternatives. Therefore, we proposed certain amendments to our charter, for our stockholders to vote on, that would give our board the flexibility to effectuate these strategic alternatives.

On February 26, 2014, our 2013 annual meeting of stockholders was reconvened. During the meeting, 59% of the outstanding shares (about 905 million shares were outstanding) were voted by stockholders. All of the proposed charter changes were affirmed with at least 471 million votes, or 88% of the votes cast (approximately 52% of the outstanding shares). All seven of the directors were elected with at least 488 million votes, or 92% of the votes cast (approximately 54% of the outstanding shares).

We expect the charter changes will go into effect in the next several weeks, although, no assurance can be given that due to the approval of the proposals, we will ultimately effectuate any of the strategic alternatives. With that said, the Company does believe we took another step forward, with the help of our stockholders, in executing on our long-term strategy.

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of February 2014. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks Chairman of the Board cc: Trustee Broker Dealer Financial Advisor	Thomas P. McGuinness President